92 Caplan Ave, Suite 610
Barrie
Ontario

PEG Mining Consultants Inc.

CONSENT

We hereby consent to:

1. the inclusion in Energizer Resources Inc.'s (the "Company") Registration Statement on Form S-1 of the name PEG Mining Consultants Inc. and the references to, information concerning, and data derived from our reports relating to the Company,
2. the reference to PEG Mining Consultants Inc. under the caption "Experts" in the Prospectus, which is part of such Registration Statement, and
3. all other references to or concerning the undersigned included in such Registration Statement.

Andy Holloway
Principal Process Engineer
PEG Mining Consultants Inc.
Barrie Ontario

15th July 2010

92 Caplan Avenue, Suite 610 Barrie, ON L4N 0Z7 Canada
Tel. (416) 239-6777 • www.PEGmining.com